Exhibit 99.1
     News Release (NYSE:RPT)

RPT REALTY REFINANCES AND UPSIZES ITS $810 MILLION UNSECURED CREDIT FACILITY

NEW YORK - RPT Realty (NYSE:RPT) ("RPT" or the "Company") announced today that it has closed on its $810 million amended and restated unsecured credit facility (the “Facility”), an increase of $150 million over the Company’s prior unsecured credit facility.

The Facility consists of a $500 million unsecured revolving line of credit with an initial maturity in 2026 with two six-month extension options, subject to certain conditions, and $310 million of term loans with maturities in 2026 through 2028. The Facility will include an accordion feature that allows the Company to increase the total potential capacity up to $1.25 billion, subject to certain conditions. Pricing on the unsecured revolving line of credit as of closing was set at SOFR plus 110 basis points and a 10-basis point SOFR index adjustment. The interest rates on the $310 million of term loans are swapped to an all-in weighted average fixed rate of 2.62%. The Facility will also feature a sustainability-linked pricing component whereby the applicable interest rate margin can be reduced if the Company meets certain sustainability performance targets. Following the closing of the Facility and the expected payoff of The Shops on Lane mortgage in the fourth quarter 2022, the Company will have no debt maturing through 2024 and will increase the weighted average maturity by approximately one year.

KeyBanc Capital Markets Inc., BMO Capital Markets, Capital One National Association, JPMorgan Chase Bank N.A., Truist Securities, Inc. and Regions Capital Markets served as Joint-Lead Arrangers for the Facility with KeyBank National Association as Administrative Agent.

About RPT Realty

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of June 30, 2022, the Company's property portfolio (the "aggregate portfolio") consisted of 47 wholly-owned shopping centers, 10 shopping centers owned through its grocery anchored joint venture, and 47 retail properties owned through its net lease joint venture, which together represent 14.9 million square feet of gross leasable area (“GLA”). As of June 30, 2022, the Company’s pro-rata share of the aggregate portfolio was 93.3% leased. For additional information about the Company please visit rptrealty.com.

Contact Information

Vin Chao
Managing Director - Finance and Investments
vchao@rptrealty.com
(212) 221-1752